Exhibit 99.1

Alector Enters Global License Agreement with Genentech for Brain Penetrant GCase Enzyme Replacement Therapy for Parkinson’s Disease and Other Neurodegenerative Diseases

Alector grants Genentech exclusive rights to develop and commercialize AL050, an investigational GCase Enzyme Replacement Therapy (ERT) enabled by Alector Brain Carrier (ABC), Alector’s proprietary blood-brain barrier delivery platform

Alector to receive $100 million upfront payment, with potential for up to $1.17 billion in additional milestone payments, as well as tiered royalties on net sales

---

SOUTH SAN FRANCISCO, Calif., [October 5, 2026] (GLOBE NEWSWIRE) – Alector, Inc. (Nasdaq: ALEC), a biotechnology company focused on developing therapies to counteract the devastating progression of neurodegeneration, today announced it has entered into an exclusive global licensing agreement with Genentech, a member of the Roche Group, granting Genentech worldwide rights to develop and commercialize Alector’s AL050 program, its brain-penetrant engineered glucocerebrosidase (GCase) ERT.

AL050 is designed to address GCase deficiency, a driver of neurodegeneration in Parkinson’s Disease that is most pronounced in – but not limited to – carriers of GBA1 mutations. It combines an Alector-engineered GCase, optimized for greater enzymatic activity and a longer half-life, with Alector’s ABC, which is designed to transport therapeutics across the blood-brain barrier. Delivered into the brain, the enzyme is intended to break down glucosylsphingosine and glucosylceramide, lipids that accumulate in neurons and other brain cells upon GCase deficiency and contribute to neurodegeneration, with the aim of reducing cellular dysfunction and slowing disease progression.

“Deficient GCase activity is increasingly recognized as a contributor to Parkinson’s Disease, and there is still no approved therapy that addresses the underlying enzyme deficiency,” said Arnon Rosenthal, Ph.D., Chief Executive Officer of Alector. “The challenge in treating GCase deficiency is twofold: engineering an enzyme with optimal activity and durability and successfully delivering it to the brain. AL050 addresses this by pairing an engineered GCase enzyme with our proprietary Alector Brain Carrier technology designed to cross the blood-brain barrier. Genentech’s long-standing commitment to Parkinson's Disease makes them an ideal partner as this program moves toward the clinic".

"Parkinson's Disease is one of the fastest-growing neurological conditions worldwide," said Boris L. Zaïtra, Head of Roche Corporate Business Development. "By partnering with companies such as Alector we aim to delay or halt the progression of Parkinson's so patients maintain and prolong their independence."

Under the terms of the agreement, Alector will receive an upfront payment of $100 million and is also eligible to receive additional payments of up to $1.17 billion upon the achievement of development, regulatory, and commercial milestones. Alector is also eligible for tiered royalties on net sales. Under the collaboration, Genentech will be responsible for development, regulatory, manufacturing, and commercialization across all indications. Alector retains ownership of ABC and full rights to apply the platform across its wholly owned pipeline.

"This partnership extends our cash runway into 2029, providing resources to advance our fully active, subcutaneously delivered, brain-enabled anti-Aβ antibody to multi-cohort clinical data in Alzheimer’s patients, and move our subcutaneously delivered, brain-enabled Tau siRNA and alpha- synuclein siRNA programs through IND-enabling studies and to IND filings," said Dr. Rosenthal.

Alector R&D Webinar on Wholly Owned Pipeline

Alector will host a scientific webinar on Tuesday, October 13th, 2026, at 8:00 a.m. PT, focused on AL137, its brain-enabled anti-Aβ antibody; AL164, its tau siRNA program; and AL062, its alpha-synuclein siRNA program. Registration and webcast information will be available on the Events and Presentations page of the Alector corporate website.

About Alector

Alector is a biotechnology company focused on developing therapies to counteract the devastating progression of neurodegenerative diseases. Leveraging the principles of genetics, immunology, and neuroscience, the company is advancing a portfolio of programs that aim to remove toxic proteins, replace missing proteins, and restore immune and nerve cell function. Supported by biomarkers, Alector’s product candidates seek to treat a range of indications, such as Alzheimer’s disease and Parkinson's disease. The company is also developing Alector Brain Carrier (ABC), a proprietary blood-brain barrier platform, which is being applied to its preclinical and research pipeline. ABC aims to enhance the delivery of therapeutics, achieve deeper brain penetration and efficacy at lower doses, and ultimately improve patient outcomes while reducing costs. Alector is headquartered in South San Francisco, California. For more information, please visit www.alector.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements in this press release include, but are not limited to, statements regarding our business plans, business strategy, product candidates, research and preclinical pipeline, blood-brain barrier technology platform, planned and ongoing preclinical studies, planned clinical trials, expected milestones, expectations of our collaborations, and financial and cash guidance. Such statements are subject to numerous risks and uncertainties, including but not limited to risks and uncertainties as set forth in Alector’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, with the Securities and Exchange Commission (SEC), as well as the other documents Alector files from time to time with the SEC. These documents contain and identify important factors that could cause the actual results for Alector to differ materially from those contained in Alector’s forward-looking statements. Any forward-looking statements contained in this press release speak only as of the date hereof, and Alector specifically disclaims any obligation to update any forward-looking statement, except as required by law.